Exhibit 10.10

Cariloha, Inc.

2022 Incentive Award Plan

Notice of Grant

Executive Officer Restricted Stock Unit Award

This is to notify you that you have been granted an award (the “Award”) of restricted stock units (“RSUs”) under the Cariloha, Inc. 2022 Incentive Award Plan (the “Plan”), subject to the terms and conditions set forth below and in the attached Restricted Stock Unit Award Agreement (the “Award Agreement”) and the Plan; provided that the Award is conditioned on your acknowledgment of receipt and acceptance in accordance with Section 17 of the Award Agreement within two weeks after receiving this RSU Notice of Grant (the “Grant Notice”).

Capitalized terms used in this Grant Notice and the Award Agreement, unless otherwise defined, shall have the meanings set forth in the Plan.

Summary of Award Terms

Name of grantee: [name] (the “Grantee”)

Date of grant: [grant date] (the “Grant Date”)

Number of RSUs granted: [number]

Vesting schedule: [description of vesting schedule]

See the Award Agreement for additional terms governing the Award, including provisions regarding vesting, forfeiture, and transfer restrictions, among others.

Attachments: Restricted Stock Unit Award Agreement, 2022 Incentive Award Plan

Attachment 1

Standard RSU Award Forms Package

Cariloha, Inc.

2022 Incentive Award Plan

Restricted Stock Unit Award Agreement

Pursuant to this Restricted Stock Unit Award Agreement (this “Award Agreement”), and subject to the terms and conditions herein and in the 2022 Incentive Award Plan (the “Plan”), which Plan is incorporated by reference into this Award Agreement, Cariloha, Inc. (the “Company,” which term shall include Subsidiaries thereof unless the context indicates otherwise) grants to the Grantee identified in the RSU Notice of Grant (the “Grant Notice”) attached hereto (which Grant Notice forms part of this Award Agreement), a restricted stock units (“RSUs”) award (the “Award”) under the Plan, conditioned on the Grantee’s acknowledgment of receipt and acceptance in accordance with Section 17 hereof no later than two weeks after receiving the Grant Notice. Grantee’s failure to timely execute the acknowledgement of receipt and acceptance shall render the Award and this Award Agreement null and void and of no force and effect.

1.	Grant of RSUs. Subject to the terms and conditions of this Award Agreement and the Plan, on (or as soon as practicable after) the Settlement Date, the Company will pay to the Grantee an amount equal to the Fair Market Value of one share of Common Stock as of the Settlement Date, multiplied by the number of vested RSUs granted hereby, subject to the terms of this Award Agreement and the Plan. The RSUs may be settled in such form as provided in Section 8 hereof.

2.	Certain Definitions. For purposes of this Award Agreement:

(a)	The term “Cause” is to be construed the same as such similar term is defined in any employment agreement, offer letter, or service provider agreement between the Grantee and the Company as may be in force from time to time, and in the absence of such agreement or letter, shall mean the Grantee’s (i) failure to reasonably perform the Grantee’s duties to the Company or to follow the lawful instructions of his or her superiors in a manner that could reasonably be expected to result in harm to the Company, other than as a result of incapacity due to physical or mental illness or injury, (ii) willful violation of the Company’s written policies that could reasonably be expected to result in harm to the Company, (iii) engaging in conduct that is, or could reasonably expected to be, materially damaging to the Company, (iv) willful misconduct or gross negligence that could reasonably be expected to result in harm to the Company, (v) act of fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company, (vi) conviction of, or plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) willful breach of a fiduciary duty owed to the Company.

(b)	References to the “Committee” shall have the same meaning provided under the Plan.

(c)	The Grantee shall be considered to have a separation from Service pursuant to Section X.B of the Plan, and the term “Separation Date” means the day on which the Grantee’s separation from Service occurs.

3.	Vesting. The Award is subject to the vesting terms, if any, set forth in the Grant Notice, except as may otherwise be provided in this Award Agreement, in the Plan, or in another agreement with the Grantee that expressly supersedes the provisions of the Award Agreement or the Plan.

4.	Effect of Separation from Service. If the Grantee has a separation from Service for any reason prior to the date the RSUs vest, all RSUs granted hereby that remain unvested shall be cancelled, terminated, and of no further force and effect (after giving effect to any applicable vesting acceleration provision) as of the Separation Date.

5.	Forfeiture; Recoupment. The Grantee shall forfeit and cease to have any right or interest in any unvested or vested (but not yet settled) portion of the Award: (i) immediately as of the time the Grantee receives notice of a termination of Grantee’s Service for Cause, (ii) upon the Grantee’s breach, as determined by the Committee, of any restrictive covenant obligation owed to the Company, or (iii) upon the Committee’s determination that any conduct of the Grantee constitutes grounds for forfeiture under the Plan. Upon the occurrence of a forfeiture event, any outstanding portion of the Award shall be cancelled, terminated, and of no further force and effect. In addition to the forfeiture provision set forth herein, the award shall be subject to the recoupment provision of Article XXIV of the Plan.

6.	Change in Control.

(a)	In the event of a Change in Control, the Award shall be subject to the provisions of Section X.A of the Plan and this Section 6.

(b)	In the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Award (or in which the Company is the ultimate parent corporation and continues the Award), if Grantee’s Service with such successor company (or the Company) or a subsidiary thereof is terminated by the successor or the Company (or a subsidiary, as the case may be) without Cause within twelve months following such Change in Control, notwithstanding Section 4, the restrictions, limitations, and other conditions applicable to 100% of any unvested Award shall lapse, and such Award shall become free of all restrictions, limitations, and conditions and become fully vested and transferable to the full extent of the original grant.

7.	Time of Settlement. On the settlement date, which shall be within 60 days of the date the RSU vests, or as soon as practicable thereafter (the “Settlement Date”), the Company shall pay the Grantee the amount payable under the Award, determined in accordance with Section 1, but in any event on or before the 15th day of the third calendar month following the calendar year of the vesting date (including as a result of any delay required under Section 7(a)). For the avoidance of doubt, no payment shall be due in respect of any unvested RSUs, which shall automatically be terminated, cancelled, and of no further force and effect as of the Settlement Date.

(a)	Subject to the provisions of Section 7(b) below, the Company shall issue to the Participant on the Settlement Date with respect to each vested RSU to be settled on such date one (1) share of Common Stock. The settlement date with respect to an RSU shall be within 60 days of the date on which the RSU vests (an “Original Settlement Date”); provided, however, that if the Original Settlement Date would occur on a date on which a sale by the Participant of the shares of Common Stock to be issued in settlement of the vested RSUs would violate an applicable trading compliance policy of the Company, the Settlement Date for such vested RSUs shall be deferred until the next day on which the sale of such shares of Common Stock would not violate the trading compliance policy, but in any event on or before the 15th day of the third calendar month following the calendar year of the vesting date. Shares of Common Stock issued in settlement of RSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7(b), Section 9 or an applicable trading compliance policy of the Company.

(b)	The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Common Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(c)	The Company shall not be required to issue fractional shares of Common Stock upon the settlement of an Award.

8.	Form of Settlement. In full satisfaction of the RSUs granted hereby, the Company will pay to the Grantee the amount owed in shares of Common Stock, subject to applicable withholding. The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Common Stock acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares of Common Stock for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, a certificate for the shares of Common Stock acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

9.	Withholding. The Committee shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state, and local withholding tax requirements attributable to the Award. Alternatively, the Company shall have the right to withhold from any payment required to be made in settlement of the Award (whether such settlement is in cash, in shares of Common Stock, or in a combination thereof) an amount sufficient to satisfy such federal, state, and local withholding tax requirements.

10.	No Assignment or Transfer. Neither the Award nor any right or interest in any RSUs granted hereunder may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. No transfer by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgements made by the Grantee in connection with the grant.

11.	Grantee Representations. By accepting the Award, the Grantee represents and acknowledges the following:

(a)	The Grantee has received a copy of the Plan and the prospectus, has reviewed the Plan, the prospectus and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Award.

(b)	The Grantee has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting and exercising the Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Award, including the grant, vesting, settlement, or conversion of the Award.

(c)	The Grantee consents to receive the Award-related documents, the Plan, the prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(d)	The Grantee understands that neither the grant of this discretionary Award nor the Grantee’s participation in the Plan confers any right to continue in the Service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(e)	The Grantee consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Award and Grantee’s participation in the Plan. The Grantee agrees to promptly notify the Committee of any changes in the Grantee’s name, address, or contact information during the entire period of Plan participation.

(f)	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.	Adjustments. If there is a change in the outstanding shares of Common Stock due to a stock dividend, split, or consolidation, or a recapitalization, corporate change, corporate transaction, or other similar event relating to the Company, the Committee may adjust the type or number of shares of Common Stock subject to any outstanding portion of the Award in accordance with Section IX of the Plan.

13.	Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

14.	Section 409A. It is intended that this Award Agreement will comply with Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), including, to the maximum extent applicable, the exceptions for (among others) short-term deferrals, certain stock rights, separation pay arrangements, reimbursements, and in-kind distributions, and this Award Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. To the extent that any provision of this Award Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring the Grantee’s consent, make such modifications to this Award Agreement and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy the provisions of Section 409A.

15.	Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the heirs of the Grantee or distributes of the Grantee’s estate and any successor to the Company.

16.	Governing Law; Severability.

(a)	Governing Law. This Award Agreement shall be construed and administered in accordance with the laws of State of Delaware without regard to its conflict of law principles.

(b)	Severability. Any determination by a court of competent jurisdiction or relevant governmental authority that any provision or part of a provision in this Award Agreement is unlawful or invalid shall not serve to invalidate any portion of this Award Agreement not found to be unlawful or invalid, and any provision or part of a provision found to be unlawful or invalid shall be construed in a manner that will give effect to the terms of such provision or part of a provision to the fullest extent possible while remaining lawful and valid.

17.	Acknowledgment of Receipt and Acceptance. By signing below (or execution by other means approved by the Committee, including by electronic signature), the undersigned acknowledges receipt and acceptance of the Award, agrees to the representations made in Section 11, and indicates his or her intention to be bound by this Award Agreement and the terms of the Plan.

Grantee’s acknowledgment of receipt and acceptance:

[Grantee name]

Date:

Company representative

By:
Its:

Attachment 2

Standard RSU Award Forms Package

Cariloha, Inc.

2022 Incentive Award Plan